Exhibit 99.1

Scholastic Reports Q4 And Fiscal 2017 Results And Fiscal 2018 Outlook

Full Year Revenue Growth and Operating Margin Improvement In All Segments

NEW YORK, July 20, 2017 /PRNewswire/ -- Scholastic Corporation (NASDAQ: SCHL), the global children's publishing, education and media company, today reported financial results for the Company's fiscal fourth quarter and full year ended May 31, 2017.

Fiscal 2017 Highlights

  Revenues grew 4% to $1.74 billion. Excluding the impact of foreign exchange, revenue increased 5% versus the prior year period. Domestic trade publishing revenues were up 45% on the performance of new Harry Potter publishing and other strong titles, including Dav Pilkey's Captain Underpants and Dog Man series, while children's trade publishing saw growth across international markets.
  Education revenues increased 4% for the year and 12% in the fourth quarter, driven by continued higher levels of market penetration for the Company's balanced literacy programs, including core guided reading and summer reading.
  Operating income from continuing operations was $88.9 million, up 32% from $67.6 million in the prior year. Excluding one-time items, operating income from continuing operations was $109.1 million, up 17% from prior year. Operating margins improved in all three segments.
  Earnings per diluted share from continuing operations increased 17% to $1.48. Excluding one-time items, earnings per diluted share was $1.83, an increase of 8% versus the prior year period, exceeding guidance.

"In fiscal 2017, operating income grew by 17% driven by the strong performance in trade in the first half of the year and the strong finish in our Education business in the fourth quarter," said Richard Robinson, Chairman, President and Chief Executive Officer. "We continue to see an expanding market for our core Pre-K to 6 reading programs as a substitute for basal textbooks, and we are in a strong position to continue to grow market share with our comprehensive literacy curriculum and professional learning services.

"Looking forward, we have launched Scholastic 2020, a three-year plan to significantly improve operating income as we approach our 100th anniversary in October 2020. This plan will align our investments in transformative technology with our operations and publishing groups in order to reduce costs, simplify business processes, and improve the use of data analytics for more efficient marketing and sales. The Scholastic 2020 plan will be based on a concentrated cross company process which will both help manage our technology and ensure that we work cooperatively on reaching specific goals utilizing the information provided.

Mr. Robinson continued, "While we expect fiscal 2018 to show lower results, particularly after the 2017 breakout performance of the new Harry Potter titles, as well as higher costs in technology, we anticipate double digit growth in operating income in the following years as a result of the 2020 plan to drive process improvements across the company. This is particularly important because Scholastic's book club and book fair distribution programs include significant costs of handling, fulfillment, and freight which need to be constantly managed for greater efficiency. As we generate better-quality information as a result of our investments in technology, we will realize lower costs in our marketing and operations, as well as the benefits of better digital communications with our customers so we can continue to provide great products and services to schools and families."

Fourth Quarter 2017 Results – Continuing Operations

Scholastic reported fourth quarter 2017 revenues of $499.6 million, a decrease of $14.2 million, or 3%, compared to $513.8 million in the fourth quarter of 2016, reflecting lower sales in Children's Book Publishing and Distribution and International, partially offset by higher sales in Education on increased demand for the Company's core instruction and summer literacy programs, along with the continued strength of classroom books and magazines. Operating income in the fourth quarter increased 10% to $64.2 million, compared to $58.4 million a year ago, on increased education sales and lower costs. Earnings from continuing operations were $1.11 per diluted share, compared to $1.00 per diluted share in the fourth quarter of 2016.

Excluding one-time items (as detailed below), operating income for the fourth quarter was $75.6 million, compared to $71.1 million a year ago, an increase of 6%. Fourth quarter earnings per diluted share from continuing operations excluding one-time items were $1.31 versus $1.22 in the prior year period, an increase of 7%.

Fiscal Year 2017 Results – Continuing Operations

Total revenues in 2017 were $1.74 billion, an increase of 4% from $1.67 billion in 2016, reflecting higher sales in all three segments – Children's Book Publishing and Distribution, Education, and International. Operating income from continuing operations for the full year was $88.9 million, compared to $67.6 million in 2016. Earnings per diluted share from continuing operations were $1.48 for the fiscal year, compared to $1.26 in the prior year, which include one-time charges of $0.35 and $0.44 per diluted share, respectively.

Excluding one-time items, operating income was $109.1 million, compared to $93.4 million a year ago, an increase of 17%. For 2017, earnings per diluted share from continuing operations excluding one-time items were $1.83 versus $1.70 in 2016, an increase of 8%.

Cash Flow and Cash Position

Net cash provided by operating activities was $141.4 million in the current fiscal year compared to net cash used in operating activities of $78.9 million in fiscal 2016. The Company had free cash flow (as defined in the accompanying tables) of $48.8 million in the current fiscal year, compared to a free cash flow use (as defined) of $139.7 million in fiscal 2016. Free cash flow in fiscal 2017 was at the high end of the Company's previously reported guidance range of $40 to $50 million. At year-end, the Company's cash and cash equivalents exceeded the Company's total debt by $437.9 million, compared to $393.4 million a year ago. The higher net cash position is primarily due to the above-mentioned free cash flow, which included $65.7 million in capital expenditures, along with proceeds from employee stock plans, partially offset by returns of capital to Company's shareholders and bolt-on acquisitions.

The Company distributed $20.8 million in dividends and reacquired $7.0 million of its common stock in open market transactions over the course of the fiscal year.

Acquisitions

The Company made two acquisitions aligned with its strategy to expand its product offerings and extend its geographic reach, including Ooka Island, a Canada-based developer of foundational skills adaptive reading programs using gaming technology, and a small regional book fairs operator in Northern California.

One-Time Items

Non-recurring items reflected in the Company's pre-tax results for the fiscal year totaled $20.2 million and included $12.9 million for one-time severance charges associated with the Company's continuing cost reduction programs, the non-cash write-down of certain legacy website development and prepublication assets for $6.8 million, and $0.5 million in costs related to the wind-down of its software distribution business in Australia, as previously reported. $11.4 million of these one-time charges were recorded in the fourth quarter. Non-recurring items reflected in the prior year pre-tax results totaled $25.8 million, of which $12.7 million were recorded in the fourth quarter of fiscal 2016.

Fourth Quarter and Fiscal 2017 Segment Results

Children's Book Publishing and Distribution. Segment revenues for the fiscal year increased $51.2 million, or 5%, to $1,052.1 million, as compared to the prior year, driven by a 45% sales increase in trade. Sales gains were largely due to the outstanding success of new Harry Potter-related publishing and a strong core list of children's titles including Dav Pilkey's Captain Underpants and Dog Man series, partially offset by reduced sales of adult coloring books in the Company's trade channel and lower book fairs and book club revenues. Fourth quarter sales were down $16.9 million, or 6%, versus the fourth quarter of 2016, as the increase in Harry Potter-related revenues occurred in the first half of the fiscal year. Operating income for the year was $143.1 million, an increase of $22.5 million, or 19%, as compared to the prior year, including the impact of $1.5 million of one-time items in 2016. Segment operating income in the fourth quarter declined $6.1 million, or 11%, as compared to the prior year period. Trade publishing ended the fourth quarter with high demand for books from the Captain Underpants series in advance of the release of the DreamWorks Animation film based on the series in early June.

Education. Segment revenues for both the quarter and fiscal year were driven by higher sales, particularly in balanced literacy programs and classroom magazines. For the fiscal year, segment revenue was $312.7 million, compared to $299.7 million a year ago, a 4% improvement. Segment revenue in the fourth quarter was $126.3 million, an increase of $13.3 million, or 12%, versus the prior period revenue of $113.0 million. Segment operating income improved by 18% to $50.7 million in fiscal 2017, up from $42.8 million in fiscal 2016, including one-time charges related to the write-down of legacy prepublication assets of $1.1 million in 2017 and $6.9 million in the prior fiscal year. Segment operating income for the quarter was $42.9 million, including the one-time charges of $1.1 million noted above, compared to $39.1 million in the fourth quarter of fiscal 2016, an increase of 10%, driven mainly by sales of core guided reading programs and summer reading products, including the breakthrough summer literacy service, LitCamp. Other standouts in the quarter included two professional books, The Next Step Forward in Guided Reading and Disruptive Thinking: Why How We Read Matters, as well as the Company's Next Step Guided Reading Assessment product.

International. Segment revenues for the fiscal year improved $4.6 million, or 1%, to $376.8 million, compared to $372.2 million in the prior year, as a result of new Harry Potter content in Canada and Export, and the strength of trade publishing in Australia, Canada, the United Kingdom and Asia. Sales in the fourth quarter declined $10.6 million, or 10%, versus the prior year period due in part to the Company's planned exit from a low margin software distribution business in Australia, which accounted for a revenue decline of $3.1 million and $15.9 million for the quarter and full year, as well as softer performance in the Philippines and Thailand, partially offset by higher trade results in Canada driven by strong demand for its Canada-themed books in celebration of Canada's 150th birthday this month. Segment operating income in fiscal 2017 was $18.7 million, including one-time restructuring severance expense of $1.4 million, compared to $11.4 million in fiscal 2016, which included one-time charges of $0.9 million. Excluding these one-time items in both years, segment operating income rose $7.8 million, or 63%. Operating income for the quarter was $2.2 million versus $4.3 million in the fourth quarter of fiscal 2016, including one-time charges of $0.7 million in each period.

Other Financial Results. Corporate overhead for the fiscal year was $105.9 million, excluding one-time items of $17.7 million, pre-tax, which included restructuring severance charges of $12.0 million and $5.7 million for the write-down of legacy website development assets, which compared unfavorably with the $90.7 million recorded in the prior year, after excluding $16.5 million in one-time items. The higher overhead expense in the current fiscal year was primarily due to higher strategic technology spending, as planned, partially offset by realized savings from cost reduction programs.

As previously announced, the Company's Board of Directors declared a quarterly cash dividend of $0.15 per share on the Company's Class A and Common Stock for the first quarter of fiscal 2018. The dividend is payable on September 15, 2017 to shareholders of record as of the close of business on August 31, 2017.

Fiscal 2018 Outlook

Scholastic expects total revenue in fiscal 2018 of $1.65 to $1.70 billion, in the absence of new Harry Potter titles in North America trade and export, and a commensurate decline in operating profits on the lower projected sales, as well as higher costs associated with strategic technology initiatives and facilities upgrades, without any anticipated rise in retail rents. Excluding the impact of new Harry Potter publishing in the prior fiscal year, the Company expects operating income to show double digit growth. Scholastic expects earnings per diluted share in the range of $1.20 to $1.30, excluding one-time items and the non-cash pension curtailment charge noted below.

Fiscal 2018 free cash flow (as defined) is expected to be a use of $10 to $20 million, compared to a source of $48.8 million in fiscal 2017. This outlook includes capital expenditures of $90 to $100 million, compared to $65.7 million in fiscal 2017, and prepublication and production spending of $30 to $40 million, compared to $26.9 million in fiscal 2017. The increase in projected capital spending is primarily due to the Company's upgrades to its SoHo headquarters and continuing investment in strategic technology initiatives.

The Company has launched its three-year plan, Scholastic 2020 – a process driven approach to leveraging Scholastic's investments in strategic technology, facilities, people and content to drive increased profitability in all areas of the business. Underlying these goals will be the use of new technology for improved product information, as well as a wider application of metrics, demographics and analytics to improve communication with Scholastic's customers. It is expected that this plan will substantially increase the Company's operating income in 2019, 2020 and 2021, based on revenue improvements and cost reductions. To support these initiatives, the Company expects to make a higher level of capital investment in fiscal 2018 in technology and facilities, which is reflected in the free cash flow guidance and earnings estimates for the year, as a portion of these investments will be expensed and impact Scholastic's operating margins.

In Children's Book Publishing and Distribution, Scholastic expects trade sales to return to more normal levels after the past year's strong performance of Harry Potter and the Cursed Child, Parts One and Two and the original screenplay by J.K. Rowling of Fantastic Beasts and Where to Find Them. Partially offsetting this decline is anticipated low- to mid-single digit revenue growth in the Company's book clubs and book fairs. While the Company expects to see some increased marketing opportunities in connection with the upcoming 20th anniversary of Harry Potter in the U.S. in 2018, its fiscal 2018 publishing plan will focus primarily on new books in bestselling series like Dog Man, Wings of Fire and Jedi Academy and licensed publishing against popular media properties like American Girl, Five Nights at Freddy's, and Pokemon. It is expected that book clubs will return to growth with new product, pricing and merchandising strategies, including a greater focus on its traditionally successful multi-grade club offerings, while book fairs expects to improve revenue and profitability by increasing revenue per fair, using more robust business analytics to right-size fair types and target growth opportunities in the higher demographic markets.

In Education, the Company believes it can continue to grow revenues by focusing on the opportunity to provide a complete Pre-K to 6 core literacy curriculum to school districts and increase its market share for both core and supplemental literacy products, as well as the expansion of the Company's services business focused on product-aligned professional development and family and community engagement. Revenue growth in the Education segment, predicated on the Company's expanded market presence, is expected to be in the mid-single digits in fiscal year 2018.

In International, revenue is expected to be on par with the past year, with growth in most countries offset by a return to usual levels in Canada and export in the absence of new Harry Potter-related publishing. Fiscal 2018 will see a greater emphasis on growing Scholastic's international education business in both mature and emerging markets with deeper penetration of key products as the Company looks to build its position as a global partner with schools in support of research-based instructional literacy and mathematics programs. The Company also expects to see direct sales in Asia grow as a result of increased training and support of its large independent sales force.

The Company expects to complete the previously reported termination of its domestic defined benefit pension plan during the fiscal year. The final step in this process will involve the distribution of earned benefits to plan participants and the purchase of annuity contracts from a third-party insurance company. The final settlement of these liabilities will trigger the recognition of a non-cash pension settlement expense currently estimated to be approximately $50 million, which has been excluded from the Company's fiscal 2018 guidance.

Capital Investment Update

In addition to the normal maintenance levels of capital expenditures and prepublication expense related to the development of new products and platforms, in fiscal 2017 the Company spent $30.6 million of capital on strategic technology upgrades and initiatives forming part of its previously announced multi-year transformational technology investment program. These technology investments are designed to enable the Company to better utilize data to go to market, simplify and standardize business processes across divisions, and communicate more effectively with its customers. The Company also paid out $20.6 million towards the redesign and upgrade of its headquarters building in New York City. The investment in the building is creating a 21st century workplace that integrates seamless and scalable technology to improve capacity and productivity, as well as freeing higher value Broadway-facing retail space on the lower levels. The Company is now completing the agreement reached with LVMH's Sephora unit to occupy the newly designed retail space at 557 Broadway, preserving this high quality retailer as tenant for 15 years.

In fiscal year 2018, the Company will continue to invest in its overarching strategic technology innovation program as it looks to complete the final year of a previously announced plan of investment, as well as the commencement of a new multi-year program seeking to upgrade its Oracle enterprise-wide platforms for financial management, supply chain, transportation and logistics. The Company expects these spending levels to be marginally higher than 2017 levels and has included these amounts in its fiscal 2018 guidance range for capital expenditures. The Company will complete all construction work on its headquarters building in the coming year, and these amounts, which will exceed 2017 levels, have also been included in the Company's fiscal 2018 outlook.

Additional Information

To supplement our financial statements presented in accordance with GAAP, we include certain non-GAAP calculations and presentations. Please refer to the non-GAAP financial tables attached to this press release for supporting details on one-time items and other financial measures included in this release. This information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.

Conference Call

The Company will hold a conference call to discuss its results at 8:30 am ET today, July 20, 2017. Scholastic's Chairman, President and CEO, Richard Robinson, and Executive Vice President, CAO and CFO, Maureen O'Connell, will moderate the call.

The conference call and accompanying slides will be webcast and accessible through the Investor Relations section of Scholastic's website, www.scholastic.com. Participation by telephone will be available by dialing (877) 654-5161 from within the U.S. or +1 (678) 894-3064 internationally. Shortly following the call, an archived webcast and accompanying slides from the conference call will also be posted at www.investor.scholastic.com. An audio-only replay of the call will be available by dialing (855) 859-2056 from within the U.S. or +1 (404) 537-3406 internationally, and entering access code 44394460. The recording will be available through Friday, July 28, 2017.

About Scholastic

Scholastic Corporation (NASDAQ: SCHL) is the world's largest publisher and distributor of children's books, a leading provider of print and digital instructional materials for pre-K to grade 12, and a producer of educational and entertaining children's media. The Company creates quality books and ebooks, print and technology-based learning programs, classroom magazines and other products that, in combination, offer schools customized solutions to support children's learning both at school and at home. The Company also makes quality, affordable books available to all children through school-based book clubs and book fairs. With a 96 year history of service to schools and families, Scholastic continues to carry out its commitment to "Open a World of Possible" for all children. Learn more at www.scholastic.com.

Forward-Looking Statements

This news release contains certain forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties, including the conditions of the children's book and educational materials markets and acceptance of the Company's products within those markets, and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.

SCHOLASTIC CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Amounts in millions except per share data)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	05/31/17	05/31/16	05/31/17	05/31/16

Revenues	$499.6	$513.8	$1,741.6	$1,672.8

Operating costs and expenses:
Cost of goods sold (1)	213.2	212.7	814.5	762.3
Selling, general and administrative expenses (2)	203.6	223.2	781.7	777.3
Bad debt expense	1.7	3.4	11.0	12.3
Depreciation and amortization	10.1	8.6	38.7	38.9
Asset impairments (3)	6.8	7.5	6.8	14.4

Total operating costs and expenses	435.4	455.4	1,652.7	1,605.2

Operating income (loss)	64.2	58.4	88.9	67.6

Other expense (income)	-	-	-	-
Interest expense, net	-	0.3	1.0	1.1
(Gain) loss on investments (4)	-	-	-	(2.2)

Earnings (loss) from continuing operations before income taxes	64.2	58.1	87.9	68.7

Provision (benefit) for income taxes	24.6	23.2	35.4	24.7

Earnings (loss) from continuing operations	39.6	34.9	52.5	44.0

Earnings (loss) from discontinued operations, net of tax	(0.2)	(0.9)	(0.2)	(3.5)

Net income (loss)	$39.4	$34.0	$52.3	$40.5

Basic and diluted earnings (loss) per Share of Class A and Common Stock: (5)
Basic:
Earnings (loss) from continuing operations	1.13	1.02	1.51	1.29
Earnings (loss) from discontinued operations, net of tax	(0.01)	(0.03)	(0.00)	(0.11)
Net income (loss)	1.12	0.99	1.51	1.18

Diluted:
Earnings (loss) from continuing operations	1.11	1.00	1.48	1.26
Earnings (loss) from discontinued operations, net of tax	(0.01)	(0.03)	(0.01)	(0.10)
Net income (loss)	1.10	0.97	1.47	1.16

Basic weighted average shares outstanding	34,983	34,221	34,694	34,092
Diluted weighted average shares outstanding	35,709	34,832	35,430	34,900

(1)	In the twelve months ended May 31, 2017, the Company recognized pretax exit costs related to its software distribution business in Australia of $0.5.
(2)

In the three and twelve months ended May 31, 2017, the Company recognized pretax severance expense as part of cost reduction programs of $4.6 and $12.9, respectively.  In the three and twelve months ended May 31, 2016, the Company recognized pretax severance expense as part of cost reduction programs of $5.2 and $9.5, respectively.  In the twelve months ended May 31, 2016, the Company recognized a pretax charge related to a warehouse optimization project in the Company's book fairs operations of $1.5 and pretax transaction costs of $0.4.

(3)

In the three and twelve months ended May 31, 2017, the Company recognized a pretax impairment charge related to certain website development assets of $5.7 and certain legacy prepublication assets of $1.1. In the three and twelve months ended May 31, 2016, the Company recognized a pretax impairment charge related to legacy building improvements of $7.5.  In the twelve months ended May 31, 2016, the Company recognized pretax impairment charges related to certain legacy prepublication assets of $6.9.

(4)	In the twelve months ended May 31, 2016, the Company recognized a pretax gain on sale of investment of $2.2 related to an investment in China.
(5)

Earnings (loss) per share are calculated on non-rounded net income (loss) and shares outstanding. Recalculating earnings per share based on numbers rounded to millions may not yield the results as presented.

SCHOLASTIC CORPORATION
RESULTS OF CONTINUING OPERATIONS - SEGMENTS
(UNAUDITED)
(Amounts in millions)

	THREE MONTHS ENDED				TWELVE MONTHS ENDED
	05/31/17	05/31/16	Change		05/31/17	05/31/16	Change

Children's Book Publishing and Distribution
Revenue
Book Clubs	$59.5	$67.9	($8.4)	(12%)	$235.8	$268.8	($33.0)	(12%)
Book Fairs	180.0	186.1	(6.1)	(3%)	508.4	520.4	(12.0)	(2%)
Consolidated Trade	43.3	45.7	(2.4)	(5%)	307.9	211.7	96.2	45%
Total revenue	282.8	299.7	(16.9)	(6%)	1,052.1	1,000.9	51.2	5%
Operating income (loss)	51.9	58.0	(6.1)	(11%)	143.1	120.6	22.5	19%
Operating margin	18.4%	19.4%			13.6%	12.0%

Education
Revenue	126.3	113.0	13.3	12%	312.7	299.7	13.0	4%
Operating income (loss)	42.9	39.1	3.8	10%	50.7	42.8	7.9	18%
Operating margin	34.0%	34.6%			16.2%	14.3%

International
Revenue	90.5	101.1	(10.6)	(10%)	376.8	372.2	4.6	1%
Operating income (loss)	2.2	4.3	(2.1)	(49%)	18.7	11.4	7.3	64%
Operating margin	2.4%	4.3%			5.0%	3.1%

Overhead expense	32.8	43.0	10.2	24%	123.6	107.2	(16.4)	(15%)

Operating income (loss)	$64.2	$58.4	$5.8	10%	$88.9	$67.6	$21.3	32%

SCHOLASTIC CORPORATION
SUPPLEMENTAL INFORMATION
(UNAUDITED)
(Amounts in millions)

SELECTED BALANCE SHEET ITEMS

		05/31/17	05/31/16

Continuing Operations
	Cash and cash equivalents	$444.1	$399.7
	Restricted cash	0.0	9.9
	Accounts receivable, net	199.2	196.3
	Inventories, net	282.5	271.2
	Accounts payable	141.3	138.2
	Accrued royalties	34.2	31.6
	Lines of credit, short-term debt and current portion of long-term debt	6.2	6.3
	Long-term debt, excluding current portion	0.0	0.0
	Total debt	6.2	6.3
	Total capital lease obligations	7.6	8.6
	Net debt (1)	(437.9)	(393.4)

Discontinued Operations
	Total assets of discontinued operations	0.4	0.5
	Total liabilities of discontinued operations	0.5	1.2

Total stockholders' equity		1,307.9	1,257.6

SELECTED CASH FLOW ITEMS

		THREE MONTHS ENDED		TWELVE MONTHS ENDED
		05/31/17	05/31/16	05/31/17	05/31/16

	Net cash provided by (used in) operating activities	$28.0	$72.7	$141.4	($78.9)
	Less: Additions to property, plant and equipment	29.6	13.6	65.7	35.6
	Pre-publication and production costs	7.9	7.0	26.9	25.2

	Free cash flow (use) (2) (3)	($9.5)	$52.1	48.8	(139.7)

(1)

Net debt is defined by the Company as lines of credit and short-term debt plus long-term-debt, net of cash and cash equivalents. The Company utilizes this non-GAAP financial measure, and believes it is useful to investors, as an indicator of the Company's effective leverage and financing needs.

(2)

Free cash flow (use) is defined by the Company as net cash provided by or used in operating activities (which includes royalty advances), reduced by spending on property, plant and equipment and pre-publication and production costs. The Company believes that this non-GAAP financial measure is useful to investors as an indicator of cash flow available for debt repayment and other investing activities, such as acquisitions. The Company utilizes free cash flow as a further indicator of operating performance and for planning investing activities.

(3)	Free cash flow (use) includes discontinued operations for the three and twelve months ended May 31, 2017 and May 31, 2016.

SCHOLASTIC CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS SUPPLEMENTAL
(UNAUDITED)
(Amounts in millions except per share data)

	THREE MONTHS ENDED
	Reported	One-time	Excluding	Reported	One-time	Excluding
	05/31/17	items	One-time items	05/31/16	items	One-time items

Revenues	$499.6	$0.0	$499.6	$513.8	$0.0	$513.8

Operating costs and expenses:
Cost of goods sold (1)	213.2	-	213.2	212.7	-	212.7
Selling, general and administrative expenses (2)	203.6	(4.6)	199.0	223.2	(5.2)	218.0
Bad debt expense	1.7	-	1.7	3.4	-	3.4
Depreciation and amortization	10.1	-	10.1	8.6	-	8.6
Asset impairments (3)	6.8	(6.8)	-	7.5	(7.5)	-

Total operating costs and expenses	435.4	(11.4)	424.0	455.4	(12.7)	442.7

Operating income (loss)	64.2	11.4	75.6	58.4	12.7	71.1

Other expense (income)	-		-	-		-
Interest expense, net	-	-	-	0.3	-	0.3
(Gain) loss on investments (4)	-	-	-	-	-	-

Earnings (loss) from continuing operations before income taxes	64.2	11.4	75.6	58.1	12.7	70.8

Provision (benefit) for income taxes	24.6	4.4	29.0	23.2	5.1	28.3

Earnings (loss) from continuing operations	39.6	7.0	46.6	34.9	7.6	42.5

Earnings (loss) from discontinued operations, net of tax	(0.2)	-	(0.2)	(0.9)	-	(0.9)

Net income (loss)	$39.4	$7.0	$46.4	$34.0	$7.6	$41.6

Earnings (loss) per diluted share from continuing operations	1.11	0.20	1.31	1.00	0.22	1.22
Earnings (loss) per diluted share from discontinued operations, net of tax	(0.01)	-	(0.01)	(0.03)	-	(0.03)
Net income (loss) per diluted share	1.10	0.20	1.30	0.97	0.22	1.19

	TWELVE MONTHS ENDED
	Reported	One-time	Excluding	Reported	One-time	Excluding
	05/31/17	items	One-time items	05/31/16	items	One-time items

Revenues	$1,741.6	$0.0	$1,741.6	$1,672.8	$0.0	$1,672.8

Operating costs and expenses:
Cost of goods sold (1)	814.5	(0.5)	814.0	762.3	-	762.3
Selling, general and administrative expenses (2)	781.7	(12.9)	768.8	777.3	(11.4)	765.9
Bad debt expense	11.0	-	11.0	12.3	-	12.3
Depreciation and amortization	38.7	-	38.7	38.9	-	38.9
Asset impairments (3)	6.8	(6.8)	-	14.4	(14.4)	-

Total operating costs and expenses	1,652.7	(20.2)	1,632.5	1,605.2	(25.8)	1,579.4

Operating income (loss)	88.9	20.2	109.1	67.6	25.8	93.4

Other expense (income)	-		-	-		-
Interest expense, net	1.0	-	1.0	1.1	-	1.1
(Gain) loss on investments (4)	-	-	-	(2.2)	-	(2.2)

Earnings (loss) from continuing operations before income taxes	87.9	20.2	108.1	68.7	25.8	94.5

Provision (benefit) for income taxes	35.4	7.8	43.2	24.7	10.3	35.0

Earnings (loss) from continuing operations	52.5	12.4	64.9	44.0	15.5	59.5

Earnings (loss) from discontinued operations, net of tax	(0.2)	-	(0.2)	(3.5)	-	(3.5)

Net income (loss)	$52.3	$12.4	$64.7	$40.5	$15.5	$56.0

Earnings (loss) per diluted share from continuing operations	1.48	0.35	1.83	1.26	0.44	1.70
Earnings (loss) per diluted share from discontinued operations, net of tax	(0.01)	-	(0.01)	(0.10)	-	(0.10)
Net income (loss) per diluted share	1.47	0.35	1.82	1.16	0.44	1.60

(1)	In the twelve months ended May 31, 2017, the Company recognized pretax exit costs related to its software distribution business in Australia of $0.5.
(2)

In the three and twelve months ended May 31, 2017, the Company recognized pretax severance expense as part of cost reduction programs of $4.6 and $12.9, respectively. In the three and twelve months ended May 31, 2016, the Company recognized pretax severance expense as part of cost reduction programs of $5.2 and $9.5, respectively. In the twelve months ended May 31, 2016, the Company recognized a pretax charge related to a warehouse optimization project in the Company's book fairs operations of $1.5 and pretax transaction costs of $0.4.

(3)

In the three and twelve months ended May 31, 2017, the Company recognized a pretax impairment charge related to certain website development assets of $5.7 and certain legacy prepublication assets of $1.1. In the three and twelve months ended May 31, 2016, the Company recognized a pretax impairment charge related to legacy building improvements of $7.5. In the twelve months ended May 31, 2016, the Company recognized pretax impairment charges related to certain legacy prepublication assets of $6.9.

(4)	In the twelve months ended May 31, 2016, the Company recognized a pretax gain on sale of investment of $2.2 related to an investment in China.

SCHOLASTIC CORPORATION
RESULTS OF CONTINUING OPERATIONS - SEGMENT SUPPLEMENTAL
(UNAUDITED)
(Amounts in millions except per share data)

		THREE MONTHS ENDED
		Reported	One-time	Excluding	Reported	One-time	Excluding
		05/31/17	items	One-time items	05/31/16	items	One-time items

	Children's Book Publishing and Distribution
	Revenue
	Book Clubs	$59.5		$59.5	$67.9		$67.9
	Book Fairs	180.0		180.0	186.1		186.1
	Consolidated Trade	43.3		43.3	45.7		45.7
	Total revenue	282.8		282.8	299.7		299.7
	Operating income (loss) (1)	51.9	-	51.9	58.0	-	58.0
	Operating margin	18.4%		18.4%	19.4%		19.4%

	Education
	Revenue	126.3		126.3	113.0		113.0
	Operating income (loss) (2)	42.9	1.1	44.0	39.1	-	39.1
	Operating margin	34.0%		34.8%	34.6%		34.6%

	International
	Revenue	90.5		90.5	101.1		101.1
	Operating income (loss) (3)	2.2	0.7	2.9	4.3	0.7	5.0
	Operating margin	2.4%		3.2%	4.3%		4.9%

	Overhead expense (4)	32.8	(9.6)	23.2	43.0	(12.0)	31.0

	Operating income (loss)	$64.2	$11.4	$75.6	$58.4	$12.7	$71.1

		TWELVE MONTHS ENDED
		Reported	One-time	Excluding	Reported	One-time	Excluding
		05/31/17	items	One-time items	05/31/16	items	One-time items

	Children's Book Publishing and Distribution
	Revenue
	Book Clubs	$235.8		$235.8	$268.8		$268.8
	Book Fairs	508.4		508.4	520.4		520.4
	Consolidated Trade	307.9		307.9	211.7		211.7
	Total revenue	1,052.1		1,052.1	1,000.9		1,000.9
	Operating income (loss) (1)	143.1		143.1	120.6	1.5	122.1
	Operating margin	13.6%		13.6%	12.0%		12.2%

	Education
	Revenue	312.7		312.7	299.7		299.7
	Operating income (loss) (2)	50.7	1.1	51.8	42.8	6.9	49.7
	Operating margin	16.2%		16.6%	14.3%		16.6%

	International
	Revenue	376.8		376.8	372.2		372.2
	Operating income (loss) (3)	18.7	1.4	20.1	11.4	0.9	12.3
	Operating margin	5.0%		5.3%	3.1%		3.3%

	Overhead expense (4)	123.6	(17.7)	105.9	107.2	(16.5)	90.7

	Operating income (loss)	$88.9	$20.2	$109.1	$67.6	$25.8	$93.4

(1)	In the twelve months ended May 31, 2016, the Company recognized a pretax charge related to a warehouse optimization project in the Company's book fairs operations of $1.5.
(2)

In the three and twelve months ended May 31, 2017, the Company recognized a pretax impairment charge associated with certain legacy prepublication assets of $1.1. In the twelve months ended May 31, 2016, the Company recognized a pretax impairment charge associated with certain legacy prepublication assets of $6.9.

(3)

In the three and twelve months ended May 31, 2017, the Company recognized pretax severance expense as part of cost reduction programs of $0.7 and $0.9, respectively. In the twelve months ended May 31, 2017, the Company recognized pretax exit costs related to its software distribution business in Australia of $0.5.  In the three and twelve months ended May 31, 2016, the Company recognized pretax severance expense as part of cost reduction programs of $0.7 and $0.9, respectively.

(4)

In the three and twelve months ended May 31, 2017, the Company recognized a pretax impairment charge related to certain website development assets of $5.7.  In the three and twelve months ended May 31, 2017, the Company recognized pretax severance expense as part of cost reduction programs of $3.9 and $12.0, respectively. In the three and twelve months ended May 31, 2016, the Company recognized a pretax impairment charge related to legacy building improvements of $7.5 and pretax severance expense as part of cost reduction programs of $4.5 and $8.6, respectively. In the twelve months ended May 31, 2016, the Company recognized pretax transaction costs of $0.4.

SCHL: Financial

CONTACT: Scholastic Corporation Investors: Gil Dickoff, (212) 343-6741, investor_relations@scholastic.com | Media: Kyle Good, (212) 343-4563, kgood@scholastic.com